Exhibit 23(b)

Consent of Independent Auditors

We consent to the incorporation by reference in Post-Effective Amendments No. 3 and 5A on Form S-8 to the Registration Statement on Form S-4 (No. 33-54298) and the related prospectuses of Entergy Corporation, Registration Statements on Form S-3 (Nos. 333-02503 and 333-22007) of Entergy Corporation, and Registration Statements on Form S-8 (Nos. 333-98179, 333-90914, 333-75097, 333-55692, and 333-68950) of Entergy Corporation of our report dated March 1, 2005, with respect to the consolidated financial statements of Entergy-Koch, LP as of December 31, 2004 and 2003 and for the three year period ended December 31, 2004 included in Exhibit 99(b) of this Annual Report on Form 10-K of Entergy Corporation for the year ended December 31, 2005.

                                                                                                                          /s/ Ernst & Young LLP

Houston, Texas
March 8, 2006